SUBSIDIARIES



     1.   Downey Affiliated Insurance Agency, (a California corporation)

     2.   Downey  Savings  and  Loan  Association,   F.A.,  (a  federal  savings
          association)

     3. DSL Service Company, (a California corporation, a wholly owned subsidiary of Downey Savings and Loan Association, F.A.)

     4. Butterfield Services, Inc., (a California corporation, a wholly owned subsidiary of Downey Savings and Loan Association, F.A.)

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